To:	Aaron Powell (“you”)
From:	Tracy Skeans
Date:	October 29, 2025 (“Effective Date”)
Re:	Retention Bonus Agreement

As discussed, we are reviewing strategic options for the Pizza Hut business. Among the options to be considered is a transaction whereby all or substantially all of the Pizza Hut business would be separated from Yum! Brands, Inc. (“Yum!”) through a sale, partial sale, or other divestiture transaction (the “Transaction”). As a result, in connection with your continued service as Chief Executive Officer of the Pizza Hut Division and in consideration for your leadership in support of any potential Transaction, Yum! and its divisions, subsidiaries and affiliates (together with Yum!, the “Company”) has agreed to pay you certain retention bonus payments, in each case, subject to the terms and conditions of this Retention Bonus Agreement (the “Agreement”).

1.Certain Defined Terms. For purposes of this Agreement, the following terms shall have the meaning specified:
(a)“Closing” means the closing of the Transaction as determined under the Transaction Agreement.
(b)“Confidential Information” is described in Section 4(a).
(c)“Initial Retention Bonus” is described in Section 3(a).
(d)“Payment Date” means, if applicable, the date on which a Transaction Bonus is payable pursuant to Section 3.
(e)“Release” means the General Release and Covenant Not to Sue attached to this Agreement.
(f)“Release Requirements” will be satisfied provided that you execute, and do not subsequently revoke, the attached Release on your Termination Date, which in any event will be your last active date of employment.
(g)“Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended.
(h)“Termination Date” means the date on which your employment with the Company terminates for any reason.
(i)“Third Party Information” is described in Section 4(c).
(j)“Transaction Agreement” means a definitive agreement relating to the Transaction.

(k)“Transaction Agreement Signing Date” means the date, if any, on which a Transaction Agreement is signed.
(l)“Transaction Bonuses” means individually or collectively, (i) the Initial Retention Bonus, (ii) the Transaction Signing or Second Retention Bonus and (iii) the Transaction Closing Bonus.
(m)“Transaction Closing Bonus” is described in Section 3(c).
(n)“Transaction Signing or Second Retention Bonus” is described in Section 3(b).
2.Continued Employment and Compensation.
(a)Continued Employment. During the period beginning on the Effective Date through your Termination Date, you agree to remain employed as the Chief Executive Officer of the Pizza Hut Division of Yum! and, in such capacity, to continue to provide your full time and talents to leading the Pizza Hut business and assisting the Company in connection with exploring strategic options, including a potential Transaction. During the period of your continuing employment, your annual base salary will remain at $1,000,000 and your annual target bonus will remain at 140% of your annual base salary. Your annual bonus for 2026 will be based on actual business performance (actual Team Factor) and on target individual performance (100% Individual Factor) for 2026 (and will be prorated for a partial year if your Termination Date occurs between January 1, 2026 and December 31, 2026; in any case with any prorated portion being payable at the normal time annual bonuses are payable under the annual bonus plan). You will not be entitled to any additional long-term incentive plan grants for periods after the Effective Date, and vesting of your outstanding long-term incentive plan grants in effect as of the Effective Date will continue in accordance with the terms of those grant agreements.
Notwithstanding the foregoing, you will continue to be an at-will employee, and you may terminate your employment with the Company at any time and the Company may terminate your employment at any time, in each case for any reason or no reason.
(b)Termination of Employment; Separation Pay and Benefits. You will not be entitled to any severance payments or benefits in connection with your termination other than earned but unpaid compensation through your Termination Date as required by law and earned and vested benefits under the express terms of any employee benefit plan. Effective as of your Termination Date, or as earlier directed by the Company in its sole discretion, you shall resign and be deemed to have resigned without the requirement of any further action from all positions and offices that you hold with the Company, including but not limited to the position of Chief Executive Officer of the Pizza Hut Division of Yum!. If requested to do so, you shall submit a letter of resignation from any such positions in the form requested by Company.
3.Transaction Bonuses. Subject to the terms and conditions of this Agreement, you will be entitled to payment of an (i) Initial Retention Bonus, a (ii) Transaction Signing or Second Retention Bonus, and a (iii) Transaction Closing Bonus in accordance with the following.
(a)Initial Retention Bonus. If you remain continuously employed by the Company through April 1, 2026 and if the Transaction Signing Date has not occurred as of that date, you will be paid a cash “Initial Retention Bonus” in the amount of $1,500,000. If you become entitled to an Initial Retention Bonus pursuant to this Section 3(a), such Initial Retention Bonus will be paid to you in a lump sum within 30 days following April 1, 2026. You will only be paid the Initial Retention Bonus if the Release Requirements are satisfied as of the Payment Date for the Initial Retention Bonus, if such Payment Date is also your Termination Date.
(b)Transaction Signing or Second Retention Bonus. If you remain continuously employed by the Company through the earlier of (i) the Transaction Agreement Signing Date or (ii) July 1, 2026, you will be paid a cash “Transaction Signing or Second Retention Bonus” in the amount of (A) $4,000,000 if the Transaction Agreement Signing Date occurs on or prior to July 1, 2026 or (B) $3,000,000 if the Transaction Agreement Signing Date does not occur on or prior to July 1, 2026, reduced in either case, by (C) the amount of any Initial Retention Bonus payable to you pursuant to Section 3(a). If you become entitled to a Transaction Signing or Second Retention Bonus pursuant to this Section 3(b), such Transaction Signing or Second Retention Bonus will be paid to you in a lump sum within 30 days following the Transaction Agreement Signing Date or July 1, 2026, as applicable. If you are paid a Transaction Signing or Second Retention Bonus pursuant to subparagraph (B) above (i.e., the Transaction Agreement Signing Date has not occurred as of July 1, 2026), your Termination Date shall occur on July 1, 2026 and you will only be paid the Transaction Signing or Second Retention Bonus if the Release Requirements are satisfied as of a July 1, 2026 Termination Date.
(c)Transaction Closing Bonus. If (i) the Transaction Agreement Signing Date occurs on or prior to July 1, 2026, (ii) the Closing occurs on or prior to December 31, 2026, and (iii) you remain continuously employed by the Company through the Closing, you will be paid a cash “Transaction Closing Bonus” in the amount of $2,000,000. If you become entitled to a Transaction Closing Bonus pursuant to this Section 3(c), such Transaction Closing Bonus will be paid to you in a lump sum within 30 days after the Closing, your Termination Date shall occur as of the Closing, and you will only be paid the Transaction Closing Bonus if the Release Requirements are satisfied as of your Termination Date as determined under this Section 3(c).

Notwithstanding any other provision of this Agreement to the contrary and for the avoidance of doubt, in no event shall the aggregate amount of the (i) Initial Retention Bonus, (ii) Transaction Signing or Second Retention Bonus and (iii) Transaction Closing Bonus payable to you pursuant to this Agreement exceed $6,000,000.
(d)Effect of Certain Events. For the avoidance of doubt:
(i)    If your Termination Date occurs prior to April 1, 2026, you will not be entitled to an Initial Retention Bonus pursuant to this Agreement or otherwise.
(ii)    If your Termination Date occurs prior to the earlier of the Transaction Agreement Signing Date or July 1, 2026, as applicable, you will not be entitled to a Transaction Signing or Second Retention Bonus (or Transaction Closing Bonus) pursuant to this Agreement or otherwise.
(iii)    If the Transaction Agreement Signing Date does not occur on or prior to July 1, 2026, you will not be entitled to a Transaction Closing Bonus pursuant to this Agreement or otherwise.
(iv)    If the Transaction Agreement Signing Date occurs on or prior to July 1, 2026 and if the Closing does not occur by December 31, 2026, you will not be entitled to a Transaction Closing Bonus under this Agreement or otherwise.
(v)    If the Transaction Agreement Signing Date occurs on or prior to July 1, 2026 and if the Closing occurs by December 31, 2026 but your Termination Date occurs prior to the Closing, you will not be entitled to a Transaction Closing Bonus under this Agreement or otherwise.
4.Confidentiality.
(a)Generally. In the course of your employment with the Company, you have received information which is proprietary and/or confidential (“Confidential Information”). For purposes of this Agreement, Confidential Information of the Company is (i) non-public information that is required to be kept confidential either by agreement, by law or by Company policy, and (ii) information that, if disclosed, could (A) disrupt or impair its normal operations or harm the reputation of the Company, its employees, franchisees or agents, with its customers, suppliers or the public, (B) interfere with existing contractual or other relationships with franchisees, customers, suppliers and/or Company employees, or (C) affect the profitability or shareholder equity of the Company. Such Confidential Information includes, but is not limited to: (1) technology developed by the Company and any research data or other documentation related to the development of such technology; (2) information related to the Company’s products or product technology and consumer testing/research/information regarding the Company’s products; (3) information related to product research and development and consumer testing/research/information regarding products that the Company is developing or considering for development; (4) information related to product research and development and consumer testing/research/information regarding products that the Company is developing or considering for development; (5) information related to the Company’s business, including but not limited to marketing strategies and plans, sales procedures, operating policies and procedures, pricing and pricing strategies, business plans, sales, profits, personnel records, internal investigations and analyses of Company operations and processes, and other business, legal and financial information and/or data of the Company; (6) training materials developed by and utilized by the Company; and (7) any other information that you acquired as a result of your employment with the Company and that you have a reasonable basis to believe the Company would not want disclosed to a business competitor or to the general public.
(b)Confidentiality Obligations. While you may make use of general knowledge you have acquired, you must be careful not to use the Company’s Confidential Information. You agree that during and after your term of employment you will hold and maintain all such information in confidence, and you will not use in any manner whatsoever or disclose any of such information to any third party except (i) with the prior written consent of the Company, or (ii) as legally required after notice by you to the Company of such legally required disclosure. You also agree that you will hold and maintain the terms of this Agreement in confidence, and you will not disclose the terms of this Agreement except to your legal counsel, financial advisors, or tax accountants, or immediate family members who must agree to keep the terms and existence of this Agreement confidential.
(c)Third Party Information. You understand that the Company has received, and in the future will receive, from third parties confidential or proprietary information (“Third Party Information”) that the Company has a duty to keep confidential. During and after the term of your employment, you will hold Third Party Information in the strictest confidence and will not disclose (to anyone other than Company personnel who need to know such information in connection with their work for the Company) or use, except in the scope of your employment with the Company, Third Party Information, unless expressly authorized by an officer of the Company in writing.
(d)Certain Disclosures. Notwithstanding anything to the contrary herein, an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law or is made in a complaint or other document filed in a lawsuit or other proceeding if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.
5.Equity Awards, Benefit and Retirement Plans. All Company Equity Awards, Benefit and Retirement Plans (“Plans”) will be administered in accordance with the terms and conditions of their respective Plans.
6.Return of Company Property. On or before your Termination Date, you must deliver to the Company any and all Confidential Information in your possession, any other documents or information that you acquired as a result of your employment with the Company, and any copies of such documents/information. You must not retain any originals or copies of any documents or materials related to the Company’s business that came into your possession or were created as a result of your employment at the Company. You acknowledge that such information, documents and materials are the exclusive property of the Company. In addition to returning the above-referenced property, you also agree to return all other Company property you possessed or controlled while at the Company to your supervisor on or before your Termination Date, including but not limited to: computer equipment, office keys, I.D. cards, AMEX card, documents, reports, files (including all data stored in computer memory and/or other storage media) memoranda, records, computer access codes, software and all other physical property that you have received, prepared or helped prepare in the connection with your employment. You represent that you have not downloaded or otherwise retained any information, whether in electronic or other form, belonging to the Company or derived from information belonging to the Company. To the extent you had/have Company information on any personal laptop or other electronic device, you will immediately notify the Company that such information is contained on such devices and will cooperate with the Company to retrieve/copy its information and then delete it from the applicable device. If you have personal files stored on your Company computer that you would like to retain for your personal records, you must contact Larry Derenge, Associate General Counsel, for instructions prior to transfer. The Company actively monitors externally emailed, uploaded or downloaded company confidential information.
7.Applicable Law. This Agreement shall be interpreted under federal law if that law governs, and otherwise under the laws of the State of Texas without regard to its choice of law provisions.
8.Enforceability. If a court (or arbitrator) finds any part of this Agreement unenforceable, that part shall be modified and the rest enforced. If a court (or arbitrator) finds any such part incapable of being modified, it shall be severed and the rest enforced. A decision not to enforce this Agreement does not waive future enforcement.
9.Enforcement. Except as may be specifically provided elsewhere in this Agreement, the prevailing party in any dispute regarding this Agreement will receive its reasonable attorney fees, costs, other expenses, injunctive relief, and any other available relief.

10.Entire Agreement. This Agreement (along with the Release contemplated herein) is the complete understanding between you and the Company with respect to the subject matter hereof.
11.Withholding. Any payments made to you pursuant to this Agreement shall be subject to applicable tax withholding as required by law.
IRC 409A. The Transaction Bonuses payable under this Agreement are designated as separate payments for purposes of Section 409A. It is intended that all payments under this Agreement are, to the greatest extent possible, exempt from the application of Section 409A and the Agreement shall be construed and interpreted accordingly. However, if the Company determines that all or a portion of the payments provided under the Agreement constitute "deferred compensation" under Section 409A, that such payments are paid on account of your termination of employment, and that you are a "specified employee" of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i), then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the applicable payments shall be delayed until the first payroll date following the six-month anniversary of your Termination Date and the Company (or the successor entity thereto, as applicable) shall pay you a lump sum amount equal to the sum of the payments that you would otherwise have received during such six-month period had no such delay been imposed. The Company makes no representations that the payments and benefits provided under the Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of noncompliance with Section 409A. For purposes of this Agreement, any payments to be made on account of your termination of employment will not be made unless you have a termination of employment or separation from service with the Company within the meaning of Section 409A.

AGREED:		YUM BRANDS, INC.

/s/ Aaron Powell		BY:	/s/ Tracy Skeans
Aaron Powell		Tracy Skeans
Chief People Officer

Date:	10/29/2025	Date:	10/29/2025

GENERAL RELEASE AND COVENANT NOT TO SUE

THIS GENERAL RELEASE AND COVENANT NOT TO SUE (the “Release Agreement”) is made and entered into by and between Aaron Powell (the “Employee”) and Yum! Brands, Inc. (“Yum!,” together with its divisions, subsidiaries and affiliates, the “Company”).

WHEREAS, the Employee and Yum! are parties to a Retention Bonus Agreement dated as of [October 29, 2025] (the “Retention Agreement”);

WHEREAS, pursuant to the Retention Agreement, the Employee is entitled to certain payments, subject to execution and non-revocation of this Release Agreement.
NOW, THEREFORE, in consideration of the payments under the Retention Release Agreement and other valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.Time to Consider. The Employee has been given twenty-one (21) days to consider this Release Agreement. The Employee must sign and return this Release Agreement to the Company by [Date] to be eligible to receive the applicable Transaction Bonus as described in Section 3 of the Retention Agreement.
2.Time to Revoke. After the Employee signs this Release Agreement, the Employee has seven (7) days to revoke the Release Agreement by providing written notice to the Company representative signing below. This Release Agreement is not effective or enforceable unless the Employee signs it on or after the date on which the Employee’s employment with the Company terminates (the “Termination Date”) and until the revocation period expires. If the Employee revokes this Release Agreement, the Employee will not receive any payments under the Retention Agreement which are conditioned upon this Release.
3.General Release. The Employee hereby releases the Company and its predecessors, successors and any other entity related to it and all of its and their past and present directors, officers, employees and anyone else acting for any of them (all together “Releasees”) from all claims of any type to date, known or unknown, suspected or unsuspected, arising out of anything to do with the Employee’s employment, the end of the Employee’s employment, or any other matter. This means the Employee gives up: all claims for any pay/compensation/benefits including bonuses, commissions, equity, expenses, incentives, insurance, paid/unpaid leave, profit sharing, or other than those expressly set forth in this Release Agreement; compensatory/emotional/distress damages, punitive or liquidated damages, attorney fees, costs, interest or penalties; any violation of express or implied employment contracts, covenants, promises or duties, intellectual property or other proprietary rights; unlawful or tortious conduct such as assault or battery, background check violations, defamation, detrimental reliance, fiduciary breach, fraud, indemnification, intentional or negligent infliction of emotional distress, interference with contractual or other legal rights, invasion of privacy, loss of consortium, misrepresentation, negligence (including negligent hiring, retention, or supervision), personal injury, promissory estoppel, violation of public policy, retaliatory discharge, safety violations, posting or records-related violations, wrongful discharge, or other federal, state or local statutory or common law claims; discrimination based on age (including Age Discrimination in Employment Act (“ADEA”) claims), ancestry, benefit entitlement, citizenship, color, concerted activity, disability, ethnicity, gender, genetic information, harassment, immigration status, income source, jury duty, leave rights, marital status, military status, national origin, parental status, political affiliation, protected off-duty conduct, race, religion, retaliation, sexual orientation, union activity, veteran status, whistleblower activity, any other legally protected status or activity; or any allegation that payment subject to this Release Agreement was affected by any such discrimination; an participation in any class or collective action against the Company.
4.Release Exclusions/Employee Protections. This Release Agreement excludes: claims arising after the Employee signs this Release Agreement or Reaffirmation; claims for breach of this Release Agreement; and claims that cannot be waived, such as for unemployment or worker’s compensation. Neither the release section(s) above nor anything else in this Release Agreement limit the Employee’s rights to file a charge with any administrative agency (such as the U.S. Equal Employment Opportunity Commission or a state fair employment practices agency), provide information to an agency, or otherwise participate in an agency investigation or other administrative proceeding. However, the Employee gives up all rights to any money or other individual relief based on any agency or judicial decision, including class or collective action rulings, except that the Employee may receive money properly awarded by the U.S. Securities and Exchange Commission as a securities whistleblower incentive. Moreover, this Release Agreement does not modify the terms of any Company compensation or benefit plan documents, including applicable Long-Term Incentive, Executive Income Deferral, and applicable retirement plans, which shall continue to operate under their terms as set forth in the relevant plan documents.
5.Promise Not To Sue. A “promise not to sue” means the Employee promises not to sue any Releasee in court. This is different from the General Release above. Besides releasing claims covered by that General Release, the Employee agrees never to sue any Releasee for any reason covered by that General Release. Despite this Promise Not To Sue, however, the Employee may file suit to enforce this Release Agreement or to challenge its validity under the ADEA. If the Employee sue a Releasee in violation of this Release Agreement: (a) the Employee shall be required to pay that Releasee’s reasonable attorney fees and other litigation costs incurred in defending against the Employee suit; or alternatively (b) the Company can require the Employee to return all but $100.00 of the money and benefits provided to the Employee under this Release Agreement. In that event, the Company shall be excused from any remaining obligations that exist solely because of this Release Agreement.
6.Non-Disparagement. The Employee agrees that the Employee will refrain from making or publishing any untrue or defamatory comments or statements about the Company to any person in any manner that could reasonably be anticipated to harm the Company’s business or business reputation, including, but not limited to, on any form of social media, except as may be required by law. For the avoidance of doubt, the foregoing shall not be violated by statements the Employee reasonably believes to be true in response to legal process, as required by governmental testimony or filings, or in administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings). The Company agrees to use commercially reasonable efforts to ensure that Yum! will not communicate anything, directly or indirectly, (a) that is untrue or defamatory or (b) to any person that disparages, reflects negatively or otherwise detrimentally affects the Employee.
7.Return of Company Property. The Employee has fully complied with all of the Employee’s obligations under Section 6 of the Retention Agreement (relating to return of company property).
8.Non-Admission. No any payment in consideration of this Release Agreement are an admission that the Employee has a viable claim against the Company or any other Releasee. Each Releasee denies all liability.
9.Dispute Resolution. Any dispute regarding this Release Agreement will be decided through binding arbitration to take place: (a) in the state where the Employee worked when the Employee separated from employment and (b) under the American Arbitration Association Employment Arbitration Rules and Mediation Procedures, as amended, but excluding application of the Supplementary Rules for Class Arbitrations effective as of October 10, 2003. Also excluded from this Dispute Resolution requirement are pre-judgment actions for injunctive relief to enforce the terms of this Release Agreement. Both parties waive their right to a jury trial. Each party shall be responsible for its own legal fees, costs and expenses.
10.Protection of Company Assets, Information, Relationships and Work Force; Continuing Obligation of Confidentiality. In order to protect the Company's assets, the secrecy of the Company's proprietary and confidential information, including trade secrets, from actual, threatened or inevitable disclosure and/or unauthorized use and in order to protect the stability of the Company's work force, the Employee agrees that the Employee will not directly or indirectly for one year following the Employee’s Termination Date commit any act which diverts customers, franchisees, or suppliers from any of the Company's businesses or which disrupts or impairs the Company's relations with customers, franchisees or suppliers; or solicit any of the Company's employees to leave the Company's employ. The provisions of Section 4 of the Retention Agreement (relating to Confidentiality) shall continue to apply following the Employee’s Termination Date.
11.Applicable Law. This Agreement shall be interpreted under federal law if that law governs, and otherwise under the laws of the State of Texas without regard to its choice of law provisions.
12.Enforceability. If a court (or arbitrator) finds any part of this Agreement unenforceable, that part shall be modified and the rest enforced. If a court (or arbitrator) finds any such part incapable of being modified, it shall be severed and the rest enforced. A decision not to enforce this Agreement does not waive future enforcement.
13.Enforcement. Except as may be specifically provided elsewhere in this Agreement, the prevailing party in any dispute regarding this Agreement will receive its reasonable attorney fees, costs, other expenses, injunctive relief, and any other available relief.

14.Other Representations. As of the date the Employee signs this Release Agreement, the Employee makes the following representations:
(a)The Employee has received all compensation, salary, wages, bonuses, commissions, accrued vacation/paid time off, premiums, reimbursable expenses, incentive compensation, stock, stock options, housing allowances, relocation costs, incentive compensation, vesting and/or any and all other benefits and compensation to which the Employee is entitled and which are currently due and payable. Amounts to which the Employee is entitled pursuant to this Release Agreement which are not currently due and payable have not yet been received by the Employee.
(b)The Employee has no lawsuits, claims, charges, or actions pending in the Employee name, or on behalf of any other person or entity, against the Company or any of the other Releasees in any local, state, or federal court, or with any local, state, or federal administrative agency or board, relating to any event that occurred prior to or on the date the Employee signs this Release Agreement. In addition, the Employee has not assigned or otherwise transferred, or purported to assign or transfer, any claim or other matter released by this Release Agreement to any other person.
(c)The Employee’s signature constitutes a representation and warranty that the Employee has reported to the Company any on the job and/or occupational injury and that the Employee has been granted any leave or accommodation to which the Employee was entitled under the Family Medical Leave Act, the Americans with Disabilities Act, as well as any related or similar federal, state, or local leave or disability accommodation laws.
(d)No one has interfered with the Employee’s ability to report within the Company possible violations of any law, the Company completely and satisfactorily responded to, investigated and concluded any internal complaints including, but not limited to, any breach of contract, diversion, antitrust or fraud, discrimination or retaliation matters, or claims, allegations, matters and issues, if any, the Employee may have ever raised, and the Employee has not been retaliated against for reporting any allegations of wrongdoing by the Company or its officers or for any other reason.
(e)Unless previously reported to the Company in writing, the Employee is not aware of any wrongdoing, regulatory violations, or corporate fraud committed by the Company, its officers, or its employees.
(f)The Employee agrees that the restrictions contained herein are reasonable with respect to their duration and scope and necessary for the protection of the Company's assets, the Company's confidential information and trade secrets, the Company's relationships, and the stability of the Company's work force.

(g)The Employee was advised in writing, by receiving a copy of this Release Agreement, to consult with an attorney before signing below.
(h)The Employee is signing this Release Agreement knowingly and voluntary.

AGREED:		YUM BRANDS, INC.

/s/ Aaron Powell		BY:	/s/ Tracy Skeans
Aaron Powell		Tracy Skeans
Chief People Officer

Date:	10/29/2025	Date:	10/29/2025